EXHIBIT 99.1

SENOMYX RECEIVES GENERALLY RECOGNIZED AS SAFE (GRAS) DETERMINATION FOR S2383 SUCRALOSE ENHANCER

GRAS status allows S2383 to be used as a flavor ingredient
in commercial products in the U.S. and elsewhere

SAN DIEGO, CA – November 5, 2008 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage and ingredient supply industries, announced today that it has been notified by the Flavor and Extract Manufacturers Association (FEMA) that its sucralose enhancer, S2383, has been determined to be Generally Recognized As Safe (GRAS) under the provisions of the Federal Food, Drug and Cosmetic Act, administered by the United States Food and Drug Administration (FDA).  S2383, which was discovered and developed by Senomyx, is an extremely effective enhancer of the high-intensity sweetener sucralose.  The GRAS determination by FEMA allows S2383 to be incorporated into products in the U.S. and in numerous other countries.

“Receiving GRAS determination for our S2383 sucralose enhancer is an important milestone for Senomyx,” stated Kent Snyder, President and Chief Executive Officer of the Company.  “Senomyx previously received GRAS status for our savory flavor ingredients, which are currently incorporated into products being marketed by Nestlé.  In addition to enabling commercialization of our flavor ingredients, these regulatory determinations substantiate Senomyx’s discovery, development, and regulatory expertise.”

S2383 is intended to enhance the taste of sucralose, a high-intensity sweetener used in a wide variety of beverages and foods such as confectionaries, baked goods, desserts, and dairy products, as well as over-the-counter (OTC) healthcare products and dietary supplements.  In taste tests, S2383 allowed the amount of sucralose in product prototypes to be reduced by up to 75% while maintaining the desired sweet taste.  By enabling the reduction of sucralose, S2383 may allow manufacturers to decrease their costs of goods and potentially improve the taste characteristics of certain products.

“The rapid progress made with S2383 is indicative of Senomyx’s leadership in the science of taste,” noted Mark Zoller, Ph.D., Senomyx’s Chief Scientific Officer and Executive Vice President of Discovery and Development.  Senomyx scientists have made several key discoveries relating to the human sweet taste receptor and developed patented methods for utilizing the receptor in assays designed to identify new sweet taste enhancers.  “S2383 was identified in 2007, and the same methodology resulted in the 2008 discovery of S6973, an exceptionally effective enhancer of sucrose (table sugar).  S6973 enables up to 50% reduction of table sugar in numerous food and beverage product prototypes without compromising taste.  We are currently conducting development activities needed to support regulatory filings for S6973, and we believe that our experience with S2383 will be helpful as we move forward,” Dr. Zoller added.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the capabilities and potential for Senomyx’s new flavor ingredients, including S2383 and S6973; Senomyx’s plans and ability to commercialize S2383 and to complete the development of S6973; the ability of S2383 and S6973 to reduce the amount of sucralose and sucrose, respectively, in food and beverage products; and the extent to which the company’s collaborators or other packaged food and beverage manufacturers will incorporate the company’s new flavor ingredients into packaged food and beverage products. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; new flavor ingredients must undergo safety review and not all new flavor ingredients may be safe for their intended uses; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

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